[English Translation]
Management Agreement

Party A: Beijing Xiangjia Concrete Co., Ltd

Party B: Beijing Xin’ao Concrete Co., Ltd

According to the Contract Law of P.R. China, on the principle of mutual benefit, through both parties’ friendly negotiation, Party A entrust Party B manage Plant. Both parties agree:

1. Plant name, asset and period of entrustment

i. Party A will entrust management and administration rights of “Xiangjia plant” (the Plant) , located at Yamenkou West, Shijingshan District, to Party B from January 1st 2008 to December 31st, 2010.

ii. The asset of Plant includes: one unit of 2 cubic metres and 1.5 cubic metres mixer of concrete respectively, one forklift, one 2 tons fuel steam boiler, one 315KW transformer, a well, 24 acre of land, one lab equipment, a few rooms for living and production, a few of air conditioner, some office stationary.

iii. Both parties should count all the asset of the plant and sign the written transferring form before the agreement comes into force (see Property transferring details form)

2. Party B should pay RMB 1.1 million to Party A for 2008 and RMB 2.45 million for later years. The charge includes asset expenses and rent. Party B should pay the charge divided by 3 times which is 40% of the total charge paid at January 10th, 25% at August 10th and 35% at October 10th separately.

If Party B pays the total charge of the whole year, Party A should give 3% discount. If the payment is delayed, the surcharge will be counted as 0.5% of the charge monthly.

3. Tax payment
Party B should pay the tax, electricity and water bill and pollutant discharge fees according to the national regulation and received Party A’s supervision. Party B should take the responsibility of any punishment or economic loss caused by Party B.

4. Rights and Obligations
i. Party A’s right and obligations

a. Party A has the right to supervise Party B’s management activities which is under the name of Party A including product quality, technical data, sales contract and seals and stamps. Party A has the right to stop the acts which infringe the law.

b. Party A has the right to supervise Party B to make tax and other payments regulated by the government and law.

c. Party A should provide the asset to Party B as scheduled and guarantee the asset secure. Party A should take the responsibility of the punishment from government caused by equipment or short of approval documents.

d. Party A should be in charge of coordinating the relationship with government and landlord to guarantee regular plant operation.

e. Party A should provide seals and stamps and other certification.

f. Party A should be responsible of building coal oil steam boiler and diesel oil steam boiler in accordance with environment and safe requirement.

g. Party A should undertake its own obligations.

2. Party B’s Rights and Obligation

i. Party B has the right to use and assign the property by lease. On the precondition of Party A’s consent, Party B has the right to update technology to improve production. The expense is on Party B’s account.

ii. If Party A’s qualification can not meet client’s request, Party B has the right to make the sales contract with that client by its own name and pay the tax. Party A has no right to intervene.

iii. Party B should obey the law and regulations and maintain Party A’s reputation. Party B should receive the supervision on equipment use, technical quality and sales contract.

vi. According to the agreement, Party B should make the payment as scheduled.

v. Party B should maintain all the equipment well and pay maintenance costs.

vi. Party B should take the loss and responsibility caused by its fault.

vii. Party B should pay the expense which is used for dealing with relationship.

viii. Party B should undertake its own obligations.

5. Creditor’s right and debt.
i. Party A should settle down all the rights and debts which happen before the agreement coming into force. Party B should continue to fulfill the contract and has the creditor’s right.

ii. Party B should buy the equipment and raw material by its name and take the debt after the agreement coming into force.

iii. Within the 3 days after the agreement coming into force, a stock-taking should be acted. Party B should pay the cost of material and spare parts left by Party A after both sides have the agreement in writing.

vi. During the period of agreement, Party B should take the rights and debts regardless Party B with which party’s name. In the Party B implement the merchandise contract that the Party A signs at first, if business dispute happen, the Party A needs to help the Party B to solve.

6. Other agreements

i. Party B can not sell or mortgage the assets of the plants which are managed under entrustment with any reasons. The needs of sublet when necessary should be with the agreement of Party A.

ii. During the entrustment management time, Party B cannot take the away the things that are undivided from the machine rebuilt by dismemberment which belong to Party A; while Party B can take the main body of the machine or removal machine by suit.

iii. In strengthening the management, Party A will send two workers to stay in the plant, and Party B need to provide the working conditions. The two Parties will discus if Party B would like to keep part of the original workers of the plant.

vi. Party A will return the left fees to Party B while Party B returns the asserts under entrustment management if the agreement is stopped by unpredictable reasons or negotiated by both parties.

7. Breach of the contract and termination conditions

i. During the entrustment management time, the contract will automatically terminate with no breach responsibilities of both parties when it comes to any of the situations blow: wars, convulsion, earthquake and other force majeure; land compulsory expropriation of government; the market seriously shrinks so that two parties can not control.

ii. Any of the parties who can not reach the contract agreement will be considered as breach of the contract and take the breach responsibilities. The party who has kept the contract has the right to ask the breach party to pay for the penalty and the loss till the termination of the contract.

a. Party B can not pay the fee on time or can not pay on the delayed time by negotiation.

b. Party B manages illegally or buys materials in name of Party A, transfers the debit and does other activities which bring serious affection to the fame or benefit of Party A.

c. Party B can not manage because that the third party asks for the rights for the asset under entrustment caused by the faults of Party A.

d. Party A interrupts the daily management of Party B out of rights of the agreement; or Party B is forced to stop producing and suffered serious loss by the troubles caused by Party A.

8. Dispute resolution.

During the period of entrusting management, if occurrence controversy, both parties are in the light of a friendly consultation to solve problem, negotiating not to become, can initiate public prosecution toward the court of the people.

9. Parties hereto may revise or supplement through negotiation matters not mentioned herein. Have equal legal effect also.

10. This agreement is signed by both parties to take into effect. This agreement is made quadruplicate. Both parties are each to hold two.
Attachment: Xiangjia asset transferring detail form
                     Land lease contract 1 copy

Party A: Beijing Xiangjia Concrete Co., Ltd
Legal Representative:
Address:
Contact:

Party B: Beijing Xin’ao Concrete Co., Ltd
Legal Representative:
Address:
Contact: